Exhibit (a)(1)(A)

CONSENT SOLICITATION STATEMENT

Helius medical technologies, inc.

Solicitation of Consent to Amend Stock Option Agreements

Covering Options Issued Pursuant to the

Helius Medical Technologies, Inc. 2014 Stock Option Plan and
2016 Omnibus Incentive Plan

July 12, 2018

SUMMARY TERM SHEET – OVERVIEW

This solicitation and withdrawal rights will expire at 12:00 midnight, Eastern Time, on August 8, 2018, unless extended by us (the “Solicitation Termination Date”).

You are receiving this Consent Solicitation Statement (this “Solicitation”) because you hold the options to purchase shares of the Class A common stock (the “common stock”) of Helius Medical Technologies, Inc. (the “Company,” “we” or “us”) listed on Exhibit A (each, an “Option,” and collectively, the “Options”), which were issued by the Company pursuant to its 2014 Stock Option Plan and/or 2016 Omnibus Incentive Plan (each, a “Plan,” and together, the “Plans”).

In connection with the recent change in the Company’s functional currency from the Canadian Dollar (CAD) to the United States Dollar (USD), it is in the best interests of the Company to amend each Stock Option Agreement by and between the Company and each Option holder (each, a “Stock Option Agreement”) to denominate the exercise price for such Options in USD, rather than CAD, based on the CAD to USD closing exchange rate on the date the Option was granted, as then-reported by the Bank of Canada (the “Proposed Amendment”).  The purpose of this Solicitation is to ask you to consent to the Proposed Amendment, in accordance with the terms of the applicable Plan.

All holders of outstanding, unexpired Options are eligible to participate in this Solicitation.  As of July 11, 2018, there were 2,891,146 outstanding Options to purchase an aggregate 2,891,146 shares of our common stock.

The commencement date of this Solicitation is scheduled for July 12, 2018.  We are making this Solicitation upon the terms and subject to the conditions described in this Solicitation and in the related Consent Form (the “Consent Form”) distributed with this Solicitation. You are not required to participate in this Solicitation.

See “Risk Factors” that appear in Section IV for a discussion of risks and uncertainties that you should consider before providing your consent with respect to your Options.

Shares of our common stock are quoted on the Nasdaq Capital Market (“Nasdaq”) under the symbol “HSDT” and the Toronto Stock Exchange (the “TSX”) under the symbol “HSM.” As of July 11, 2018, the last reported sales price of our common stock on Nasdaq was US$9.35 per share. As of July 11, 2018, the last reported sales price of our common stock on the TSX was CAD$12.40 per share. We recommend that you obtain current market quotations for our common stock before deciding whether to elect to participate in the Solicitation.

If you have any questions concerning this Solicitation, the Proposed Amendment or any other information contained in this Solicitation please contact Kofi Berantuo at 642 Newtown Yardley Road, Suite 100, Newtown, Pennsylvania, 18940, by telephone at (215) 944-6104 or by email at Kberantuo@heliusmedical.com.

IMPORTANT

If you wish to consent to the Proposed Amendment as requested in this Solicitation, you must properly complete and sign the accompanying Consent Form and deliver the properly completed and signed copy to us so that we receive them before 12:00 midnight, Eastern Time, on August 8, 2018, unless extended by us, by one of the following means:

(i)	Deliver it by hand to Kofi Berantuo at the Company’s address listed below (before 5:00 p.m., Eastern Time, on August 8, 2018) and obtain a written receipt;
(ii)	Scan a copy of your Consent Form and send the copy via email to Kberantuo@heliusmedical.com and use Outlook’s “Delivery Receipt” feature to obtain an email receipt of delivery; or
(iii)	Send it by registered mail or overnight courier (in either case, signature at delivery required) to:

Helius Medical Technologies, Inc.

642 Newtown Yardley Road
Suite 100
Newtown, Pennsylvania

18940

Attn: Kofi Berantuo
Phone: 215-944-6104

Consult Your Own Advisors

ALTHOUGH THE COMPANY HAS APPROVED THE PROPOSED AMENDMENT AND BELIEVES IT TO BE IN THE BEST INTERESTS OF THE COMPANY AND ITS SHAREHOLDERS, YOU MUST MAKE YOUR OWN DECISION WHETHER TO CONSENT TO THE PROPOSED AMENDMENT.  WE RECOMMEND THAT YOU CONSULT WITH YOUR OWN ADVISORS TO DETERMINE THE CONSEQUENCES OF CONSENTING TO THE PROPOSED AMENDMENT.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of this transaction or passed upon the fairness or merits of this transaction or the accuracy or adequacy of the information contained in this Solicitation. Any representation to the contrary is a criminal offense.

WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER OR NOT YOU SHOULD CONSENT TO THE PROPOSED AMENDMENT. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR IN DOCUMENTS TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THIS SOLICITATION OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT OR IN THE RELATED CONSENT FORM. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU SHOULD NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

SUMMARY TERM SHEET – QUESTIONS AND ANSWERS

Q1.Why is the Company soliciting my consent to the Proposed Amendment?

Recently, the Company’s management reconsidered the Company’s functional currency, which is the currency of the primary economic market in which the Company operates, and determined the USD to be the functional currency for the Company’s operations.  The Company’s management identified the Company’s April 2018 public offering of its common stock, and the subsequent listing of its shares on Nasdaq, as the main events triggering the change in functional currency from CAD to USD.

In connection with the change in the Company’s functional currency from CAD to USD, we believe it is in the best interests of the Company to amend each Stock Option Agreement to denominate the exercise price for such Options in USD, rather than CAD, based on the CAD to USD closing exchange rate on the date the Option was granted, as then-reported by the Bank of Canada.  Such an amendment is necessary to allow for us to continue to account for such Options under the “equity classification method” under United States generally accepted accounting principles, or U.S. GAAP, which will greatly simplify our accounting for stock options in our publicly reported financial statements and allow us to avoid “liability classification” of the Options which could affect the Company’s valuation, earnings and other disclosures and create additional administrative burdens for the Company’s management.  The purpose of this Solicitation is to ask you to consent to the Proposed Amendment, in accordance with the terms of the applicable Plan.

Q2.Who is eligible to participate in the Solicitation?

All holders of outstanding, unexpired Options are eligible to participate in this Solicitation.

Q3.Which securities the Proposed Amendment affect?

The Proposed Amendment will affect all Options issued under a Plan.

Q4.Is the Company offering to tender, repurchase or exchange my Options?

No.  The Company only seeks each Option holder’s consent to the Proposed Amendment with respect to his or her Options.  If you consent to the Proposed Amendment, you will not be required to deliver your current Stock Option Agreements to the Company.  The Company is not offering any consideration in connection with your consent to the Proposed Amendment.

Q5.Will the Proposed Amendment change the terms of my Options?

No.  The Proposed Amendment will only amend each Stock Option Agreement to denominate the exercise price for such Options in USD, rather than CAD, based on the CAD to USD closing exchange rate on the date the Option was granted, as then-reported by the Bank of Canada.

Importantly, the Proposed Amendment will not affect any other terms of your Stock Option Agreements or your Options, including:

•	Number of Shares: Each Option will continue to cover the same number of shares as it currently covers.
•	Vesting Schedule: Each Option will continue to have the same vesting schedule as it currently has.
•	Termination Date: Each Option will terminate on the same termination date as it currently does.
•

Status as ISOs or NSOs:  To the extent an Option currently qualifies as an “incentive stock option” (“ISO”) within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, as well as any applicable regulations and guidance, it will continue to qualify as an ISO after adoption of the Proposed Amendment.

•	Option Plan: Each Option will otherwise remain subject to all of the terms and conditions of the Plan under which it was granted.

Q6.Must I consent to the Proposed Amendment?

No. Consenting to the Proposed Amendment is completely voluntary.  If you do not consent to the Proposed Amendment, the Stock Option Agreements between the Company and you will not be amended in accordance with this Solicitation and your Options will remain outstanding in accordance with their current terms.

Q7.How should I decide whether or not to consent to the Proposed Amendment?

We are providing substantial information to assist you in making your own informed decision.  Please read all of the information contained in the various sections of this Solicitation, including the “Risk Factors” that appear in Section IV.

Q8.Can I provide my consent with respect to a portion of my Options?

No.  If you consent to the Proposed Amendment, your Stock Option Agreements will be amended to denominate the exercise price for each of your Options in USD, rather than CAD, based on the CAD to USD closing exchange rate on the date the Option was granted, as then-reported by the Bank of Canada.

Q9.Will I owe taxes if I consent to the Proposed Amendment?

Regardless of whether your Options are treated as ISOs or non-qualified stock options (“NSOs”), neither the consent to the Proposed Amendment nor the amendment of your Stock Option Agreements to denominate the exercise price for such Options in USD, rather than CAD, will be a taxable event for U.S. federal tax purposes.  You will not recognize any income, gain or loss solely as a result of the Solicitation or accepting the Proposed Amendment.  See Section IX (“Material U.S. Federal Income Tax Consequences of the Amendment”).

The rules governing the tax treatment of stock options are complex.  You should consult with your personal financial, legal or tax advisor for information regarding your specific circumstances including any tax consequences other than U.S. federal income taxes.

Q10.Will I owe taxes if I do not consent to the Proposed Amendment?

In addition, regardless of whether your Options are treated as ISOs or NSOs, the rejection of the Solicitation and the Proposed Amendment will also not be a taxable event for U.S. federal tax purposes. You will not recognize any income, gain or loss solely as a result of the Solicitation or rejecting the Proposed Amendment.

Q11.How long do I have to decide whether to participate in the Solicitation?

This Solicitation and your consent and withdrawal rights will expire at 12:00 midnight, Eastern Time, on the Solicitation Termination Date, unless we extend it.  Although we do not currently intend to do so, we may, in our sole discretion, extend the expiration date of this Solicitation at any time. If we extend this Solicitation, we will publicly announce the extension and the new expiration date no later than 9:00 a.m., Eastern Time, on the next business day after the last previously scheduled or announced expiration date. A business day means any day other than a Saturday, Sunday or U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern Time.  See Section V (“Procedure to Consent to or Not Consent to the Proposed Amendment”) for more information.

Q12.How do I participate in the Solicitation?

If you wish to consent to the Proposed Amendment as requested in this Solicitation, you must properly complete and sign the accompanying Consent Form and deliver the properly completed and signed copy to us so that we receive them before 12:00 midnight, Eastern Time, on the Solicitation Termination Date, unless extended by us, by one of the following means:

(i)	Deliver it by hand to Kofi Berantuo at the Company’s address listed below (before 5:00 p.m., Eastern Time, on August 8, 2018) and obtain a written receipt;
(ii)	Scan a copy of your Consent Form and send the copy via email to Kberantuo@heliusmedical.com and use Outlook’s “Delivery Receipt” feature to obtain an email receipt of delivery; or
(iii)	Send it by registered mail or overnight courier (in either case, signature at delivery required) to:

Helius Medical Technologies, Inc.

642 Newtown Yardley Road
Suite 100
Newtown, Pennsylvania

18940

Attn: Kofi Berantuo
Phone: 215-944-6104

The method of delivery is at your own option and risk. You are responsible for making sure that each Consent Form is delivered to us. You must allow for delivery time based on the method of delivery that you choose to ensure that we receive your Consent Form on time.

See Section V (“Procedure to Consent to or Not Consent to the Proposed Amendment”) for more information.

Q13.When and how can I revoke or change my election on a previously submitted Consent Form?

You may revoke or change your election on a previously submitted Consent Form at any time prior to 12:00 midnight, Eastern Time, on the Solicitation Termination Date by submitting a new Consent Form in the manner described in Question 12 above.

You may change your mind as many times as you wish, but you will be bound by the last properly submitted Consent Form we receive prior to 12:00 midnight, Eastern Time, on the Solicitation Termination Date.

See Section V (“Procedure to Consent to or Not Consent to the Proposed Amendment”) for more information.

Q14.How will I know if my consent to the Proposed Amendment is effective?

After the Solicitation Termination Date, the Company will send you an amended Stock Option Agreement evidencing the terms of each Option, as modified by the Proposed Amendment.

Q15.What if I do not return a Consent Form by 12:00 midnight, Eastern Time, on the Solicitation Termination Date?

If you do not return an executed Consent Form, you will be deemed to have rejected the Proposed Amendment.  Additionally, if your Consent Form is incomplete, you will be deemed to have rejected the Proposed Amendment.

Q16.What if I have any questions regarding this Solicitation, or if I need additional copies of this Solicitation or any documents attached hereto or referred to herein?

If you have any questions concerning this Solicitation, the Proposed Amendment or any other information contained in this Solicitation, or if you need additional copies of this Solicitation or any documents attached hereto or referred to herein, please contact Kofi Berantuo at 642 Newtown Yardley Road, Suite 100, Newtown, Pennsylvania, 18940, by telephone at (215) 944-6104 or by email at Kberantuo@heliusmedical.com.

I.

THE SOLICITATION

The remainder of this Solicitation sets forth important information concerning the Proposed Amendment, including the reasons for the Proposed Amendment, certain risks associated with the Proposed Amendment, and how to provide your consent to the Proposed Amendment.  You should read the remainder of this Solicitation in its entirety.  The Company also encourages you to consult with your own advisors to determine the personal consequences to you of consenting to the Proposed Amendment.

I. Purpose of this Solicitation

Recently, the Company’s management reconsidered the Company’s functional currency, which is the currency of the primary economic market in which the Company operates, and determined the USD to be the functional currency for the Company’s operations.  The Company’s management identified the Company’s April 2018 public offering of its common stock, and the subsequent listing of its shares on Nasdaq, as the main events triggering the change in functional currency from CAD to USD.

In connection with the change in the Company’s functional currency from CAD to USD, we believe it is in the best interests of the Company to amend each Stock Option Agreement to denominate the exercise price for such Options in USD, rather than CAD, based on the CAD to USD closing exchange rate on the date the Option was granted, as then-reported by the Bank of Canada.  Such an amendment is necessary to allow for us to continue to account for such Options under the “equity classification method” under United States generally accepted accounting principles, or U.S. GAAP, which will greatly simplify our accounting for stock options in our publicly reported financial statements and allow us to avoid “liability classification” of the Options which could affect the Company’s valuation, earnings and other disclosures and create additional administrative burdens for the Company’s management.  The purpose of this Solicitation is to ask you to consent to the Proposed Amendment, in accordance with the terms of the applicable Plan.

II.The Proposed Amendment

The Company is proposing to amend each Stock Option Agreement to denominate the exercise price for such Options in USD, rather than CAD, based on the CAD to USD closing exchange rate on the date the Option was granted, as then-reported by the Bank of Canada.  Importantly, the Proposed Amendment will not affect any other terms of each Stock Option Agreement or the Options, including:

•	Number of Shares: Each Option will continue to cover the same number of shares as it currently covers.

•	Vesting Schedule: Each Option will continue to have the same vesting schedule as it currently has.
•	Termination Date: Each Option will terminate on the same termination date as it currently does.
•

Status as ISOs or NSOs:  To the extent an Option currently qualifies as an ISO within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, as well as any applicable regulations and guidance, it will continue to qualify as an ISO after adoption of the Proposed Amendment.

•	Option Plan: Each Option will otherwise remain subject to all of the terms and conditions of the Plan under which it was granted.

III.Reason for the Proposed Amendment

The primary reason for the Proposed Amendment is to allow the Company to continue to receive equity classification treatment for stock-based compensation expense following the Company’s change in functional currency from CAD to USD.  Denominating the exercise price of the Options in USD also will allow the Company to present a simplified capital structure, which the Company’s management believes will be attractive to United States-based investors.  Finally, we believe that denominating the exercise price of Options in USD will be more familiar to the Company’s employees and other service providers, the vast majority of which are resident in the United States, and will not subject these holders to risks associated with future fluctuations in the CAD/USD exchange rate.

Under U.S. GAAP, to receive equity classification treatment for stock-based compensation expense, the exercise price of the Options must be denominated in the same currency as the currency where the Company’s shares predominately trade.

The exercise price of the Options currently is denominated in CAD.  However, since listing the Company’s shares on Nasdaq in April 2018, through July 10, 2018 approximately 82% of the Company’s trading volume has occurred on that exchange – and the Company’s management expects that this percentage will increase as the Company continues to focus primarily on the United States capital markets.

Therefore, to align the currency denomination of the exercise price of the Options with the currency of the Company’s predominant securities exchange, the Company desires to amend each Stock Option Agreement to denominate the exercise price for such Options in USD, rather than CAD.

IV.Risks Factors

The following risk factors are not intended to be exhaustive and only highlight certain risks relating to the Proposed Amendment.  The Company encourages you to consult with your own advisors to determine the personal consequences to you of consenting to the Proposed Amendment.

Currencies are subject to fluctuating exchange rates.

Currencies are subject to fluctuating exchange rates.  Fluctuating exchange rates can increase or decrease the returns on your Options.  For example, if the value of the Canadian dollar increases against the United States dollar, your total return may decrease if, after the Proposed Amendment takes effect, you exercise your Option, sell the underlying shares and subsequently convert your return from USD to CAD.

Failure to affect the Proposed Amendment could cause the Company to account for stock-based compensation as a liability and negatively impact the Company’s valuation, earnings and other disclosures.

If the Company fails to amend the currency denomination of the exercise price of the Options, following the change in the Company’s functional currency from CAD to USD, the Company may be required to account for stock-based compensation, including the Options, as a liability, which could affect the Company’s valuation, earnings and other disclosures.  Liability classification treatment for stock-based compensation also may create additional on-going administrative burdens for the Company’s management.

You should carefully review the risk factors contained in our Annual Report on Form 10-K for the year ended December 31, 2017 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2018 and also the other information provided in this Solicitation and the other materials that we have filed with the SEC before making a decision as to whether or not to consent to the Proposed Amendment. You may access these filings electronically at the SEC’s Internet site at http://www.sec.gov. In addition, we will provide without charge to you, upon your written or oral request, a copy of any or all of the documents to which we have referred you. See Section X (“Additional Information”) for more information regarding reports we file with the SEC and how to obtain copies of or otherwise review these reports.

V.	Procedure to Consent to or Not Consent to the Proposed Amendment; Withdrawal of Consent

The Company is requesting that you consent to the Proposed Amendment before 12:00 midnight, Eastern Time, on the Solicitation Termination Date, which is at least 20 business days from the commencement of this Solicitation.  The Company may, however, in its sole discretion, extend this deadline.  If the Company extends the deadline, it will notify you by email at your Company email address (or, in you are not an employee, the email address indicated on Exhibit A) of the extended date, and all references herein to the Solicitation Termination Date shall thereafter mean such extended date.

If you are willing to consent to the Proposed Amendment, we need to receive your Consent Form before 12:00 midnight, Eastern Time, on the Solicitation Termination Date.

No Consent Forms will be accepted after 11:59 p.m., Eastern Time, on the Solicitation Termination Date.

If you have properly submitted a Consent Form prior to 12:00 midnight, Eastern Time, on the Solicitation Termination Date, you may revoke or change your election on a previously submitted Consent Form at any time prior to 12:00 midnight, Eastern Time, on the Solicitation Termination Date by submitting a new Consent Form in the manner described below. Once you have revoked your consent, you may re-consent only by again following the procedures described below for validly providing your consent to the Proposed Amendment.

If you have properly submitted a Consent Form in the manner described in this section, and you have not revoked it, your consent will be effective as of 12:00 midnight, Eastern Time, on the Solicitation Termination Date.

Our acceptance of a Consent Form in which you have provided your consent to the Proposed Amendment and which has been submitted in the manner described below before 12:00 midnight, Eastern Time, on the Solicitation Termination Date will constitute a binding agreement between the Company and you upon the terms and subject to the conditions of this Solicitation. If you consent to the Proposed Amendment, after the Solicitation Termination Date the Company will send you a Stock Option Agreement evidencing the terms of each Option, as modified by the Proposed Amendment.

Proper Submission of Consent Form.  To consent to the Proposed Amendment, or to change a prior election on a previously submitted Consent Form, you will need to follow these procedures:

1.

Complete and sign the Consent Form attached as Exhibit A and return it as soon as possible to the Company, attention of Kofi Berantuo.  The Consent Form must only be returned by one of the following means:

(i)	Deliver it by hand to Kofi Berantuo at the Company’s address listed below (before 5:00 p.m., Eastern Time, on August 8, 2018) and obtain a written receipt;
(ii)	Scan a copy of your Consent Form and send the copy via email to Kberantuo@heliusmedical.com and use Outlook’s “Delivery Receipt” feature to obtain an email receipt of delivery; or
(iii)	Send it by registered mail or overnight courier (in either case, signature at delivery required) to:

Helius Medical Technologies, Inc.

642 Newtown Yardley Road
Suite 100
Newtown, Pennsylvania

18940

Attn: Kofi Berantuo
Phone: 215-944-6104

The method of delivery is at your own option and risk. You are responsible for making sure that each Consent Form is delivered to us. You must allow for delivery time based on the method of delivery that you choose to ensure that we receive your Consent Form on time.

If you decide not to consent to the Proposed Amendment, please also so indicate on the Consent Form and sign and return it to Kofi Berantuo by the Solicitation Termination Date.  If you do not consent to the Proposed Amendment, your Options will not be amended in accordance with this Solicitation and will remain outstanding in accordance with their current terms.

If you do not return an executed Consent Form, you will be deemed to have rejected the Proposed Amendment.  Additionally, if your Consent Form is incomplete, you will be deemed to have rejected the Proposed Amendment.

Consult Your Own Advisors

The Company encourages you to consult with your own advisors to determine the personal consequences to you of consenting to the Proposed Amendment.

ALTHOUGH THE COMPANY HAS APPROVED THE PROPOSED AMENDMENT AND BELIEVES IT TO BE IN THE BEST INTERESTS OF THE COMPANY AND ITS SHAREHOLDERS, YOU MUST MAKE YOUR OWN DECISION WHETHER TO CONSENT TO THE PROPOSED AMENDMENT.  WE RECOMMEND THAT YOU CONSULT WITH YOUR OWN ADVISORS TO DETERMINE THE CONSEQUENCES OF CONSENTING TO THE PROPOSED AMENDMENT.

VI.Price Range of Our Common Stock

Our shares of common stock are listed on Nasdaq and the TSX. Our shares of common stock began trading on the Canadian Securities Exchange on June 23, 2014, under the ticker symbol “HSM,” and subsequently moved to the TSX on April 18, 2016. On April 11, 2018, our common stock began trading on Nasdaq under the ticker symbol “HSDT” after having been traded on the OTCQB under the ticker symbol “HSDT” since February 10, 2015. Our financial information is presented in USD.

Effective after the close of business on January 22, 2018, we completed a 1-for-5 reverse stock split of our common stock. As of July 10, 2018, there were 23,771,501 shares of our common stock outstanding.

The following table sets forth, for the periods indicated, the high and low prices relating to our common stock for the periods indicated, as provided by the CSE, the TSX, the OTCQB and Nasdaq, as applicable. Our common stock was delisted from the CSE concurrently with the TSX listing, and delisted from the OTCQB concurrently with the Nasdaq listing. These quotations reflect inter-dealer prices without retail mark-up, mark-down, or commissions, and may not reflect actual transactions.

	OTC / Nasdaq (US$)		CSE / TSX (CAD$)
Period	High	Low	High	Low
Year Ended December 31, 2016
First Quarter	$4.30	$3.40	CAD$ 6.20	CAD$ 4.75
Second Quarter	$7.50	$3.50	CAD$ 9.75	CAD$ 5.05
Third Quarter	$5.67	$4.28	CAD$ 7.50	CAD$ 5.55
Fourth Quarter	$9.05	$5.18	CAD$ 11.75	CAD$ 6.75
Year Ended December 31, 2017
First Quarter	$9.55	$7.10	CAD$ 12.95	CAD$ 8.80
Second Quarter	$8.00	$6.45	CAD$ 11.00	CAD$ 8.60
Third Quarter	$15.60	$7.65	CAD$ 19.05	CAD$ 9.75
Fourth Quarter	$20.70	$7.35	CAD$ 25.45	CAD$ 9.00
Year Ending December 31, 2018
First Quarter	$13.00	$8.01	CAD$ 16.05	CAD$ 10.07
Second Quarter	$13.20	$7.15	CAD$ 17.20	CAD$ 9.40
Third Quarter (through July 11, 2018)	$10.07	$9.05	CAD$ 13.50	CAD$ 11.98

As of July 11, 2018, the last reported sales price of our common stock on the TSX was CAD$12.40 per share. As of July 11, 2018, the last reported sales price of our common stock on Nasdaq was US$9.35 per share.

The exchange rate in effect on July 11, 2018 as reported by Bank of Canada was US$1.00 = CAD$1.3151

Holders

As of July 11, 2018, there were approximately 201 holders of record of our common stock. The number of holders of record is based on the actual number of holders registered on the books of our transfer agent and does not reflect holders of shares in “street name” or persons, partnerships, associations, corporations or other entities identified in security position listings maintained by depository trust companies.

VII.Interests of Directors and Executive Officers; Transactions Concerning Our Securities

As of July 11, 2018, our executive officers and directors (four executive officers and six non-employee directors) as a group held outstanding Options to purchase an aggregate of 2,329,500 shares of our common stock with a weighted average exercise price of CAD$6.30. Our executive officers and directors are eligible to participate in this Solicitation.  We anticipate that each of our executive officers and directors will consent to the Proposed Amendment.  The Proposed Amendment will only amend each Stock Option Agreement between us and each of our executive officers and directors to denominate the exercise price for such Options in USD, rather than CAD, based on the CAD to USD closing exchange rate on the date the Option was granted, as then-reported by the Bank of Canada.  Importantly, the Proposed Amendment will not affect any other terms of the Stock Option Agreements by and between us and each of our executive officers and directors or the Options held by our executive officers and directors.

On May 15, 2018, pursuant to our 2016 Omnibus Incentive Plan we granted Options to purchase an aggregate of 337,500 shares of our common stock, as set forth in the table below:

Optionee	Number of Options	Exercise Price (CAD$)	Vesting Schedule
Executive Officers
Philippe Deschamps	95,000	$14.15	(1)
Joyce LaViscount	80,000	$14.15	(1)
Jonathan Sackier	80,000	$14.15	(1)
Non-employee Directors
Dane C. Andreeff	15,000	$14.15	(2)
Thomas E. Griffin	15,000	$14.15	(2)
Huaizheng Peng	12,500	$14.15	(2)
Edward M. Straw	12,500	$14.15	(2)
Mitchell E. Tyler	12,500	$14.15	(2)
Blane Walter	15,000	$14.15	(2)

(1) These Options vest in 48 equal monthly installments, subject to the executive officers’ continuous service as of each such vesting date.

(2) These Options vest in 12 equal monthly installments, subject to the directors’ continuous service as of each such vesting date.

On July 9, 2018, pursuant to our 2018 Omnibus Incentive Plan we granted an Option to purchase 150,000 shares of our common stock to newly hired Chief Commercialization Officer, Jennifer Laux.  This Option has an exercise price of USD$9.69 and vests in 37 installments, with the first 25% vesting on the first anniversary of Ms. Laux’s first day of work (July 9, 2019), and the remainder vesting in equal monthly installments on the first day of the month for the next 36 months.  Because the exercise price of Ms. Laux’s option is set forth in $USD, Ms. Laux is not participating in this Solicitation.

VIII.Legal Matters

We are not aware of any material pending or threatened legal actions or proceedings relating to this Solicitation. We are not aware of any margin requirements or anti-trust laws applicable to this Solicitation. We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by the Proposed Amendment, or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required to effect the Proposed Amendment as contemplated herein. Should any such approval or other action be required, we presently contemplate that we will use commercially reasonable efforts to seek such approval or take such other action. We cannot assure you that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to our business. Our obligation under this Solicitation to effect the Proposed Amendment would be subject to obtaining any such governmental approval.

IX.Material U.S. Federal Income Tax Consequences of the Amendment

The following is a summary of the anticipated material U.S. federal income tax consequences of the Solicitation and the Proposed Amendment.  This tax summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to apply in all respects to all categories of optionholders.  The tax consequences for employees who are subject to the tax laws of a country other than the U.S. or of more than one country may differ from the U.S. federal income tax consequences summarized above.  You should consult with your tax advisor to determine the personal tax consequences to you of accepting or rejecting the Solicitation and the Proposed Amendment.

Tax Effects of Accepting the Offer.

Regardless of whether your Options are treated as ISOs or NSOs, neither the consent to the Proposed Amendment nor the amendment of your Stock Option Agreements to denominate the exercise price for such Options in USD, rather than CAD, will be a taxable event for U.S. federal tax purposes.  You will not recognize any income, gain or loss solely as a result of the Solicitation or accepting the Proposed Amendment.

Tax Effects of Rejecting the Offer.

In addition, regardless of whether your Options are treated as ISOs or NSOs, the rejection of the Solicitation and the Proposed Amendment will also not be a taxable event for U.S. federal tax purposes. You will not recognize any income, gain or loss solely as a result of the Solicitation or rejecting the Proposed Amendment.

Taxation of Incentive Stock Options.

Generally, an optionee will not recognize any income, gain or loss on the granting of an ISO.  Upon the exercise of an ISO, an optionee is typically not subject to U.S. federal income tax except for the possible imposition of alternative minimum tax.  Rather, the optionee is taxed for U.S. federal income tax purposes at the time he or she disposes of the stock subject to the option.

If the date upon which the optionee disposes of the stock subject to an ISO is more than two years from the date on which the ISO was granted (the “2-Year Holding Period”) and more than one year from the date on which the optionee exercised the option (the “1-Year Holding Period”), then the optionee’s entire gain or loss is characterized as long-term capital gain or loss, rather than as ordinary income.  However, if the optionee fails to satisfy both the 2-Year Holding Period and the 1-Year Holding Period, then a portion of the optionee’s profit from the sale of the stock subject to the ISO will be characterized as ordinary income and a portion may be short-term capital gain if the 1-year Holding Period has not been satisfied.  The portion of the profit that is characterized as ordinary income will be equal to the lesser of (a) the excess of the fair market value of the stock on the date of exercise over the exercise price of the option and (b) the excess of the sales price over the exercise price of the option.  This deferral of the recognition of tax until the time of sale of the stock, as well as the possible treatment of the “spread” as long-term capital gain, are the principal advantages of your options being treated as ISOs.  Neither your acceptance nor your rejection of the Solicitation or Proposed Amendment should change this tax treatment if your Options are treated as ISOs.

Taxation of Nonstatutory Stock Options.

Generally, an optionee will not recognize any income, gain or loss on the granting of an NSO.  Upon the exercise of an NSO, an optionee will recognize ordinary income on each purchased share equal to the difference between the fair market value of the stock on the date of exercise and the exercise price of the NSO.

If and when an optionee sells the stock purchased upon the exercise of an NSO, any additional increase or decrease in the fair market value on the date of sale, as compared to the fair market value on the date of exercise, will be treated as a capital gain or loss.  If the optionee has held those shares for more than one year from the date of exercise, such gain or loss will be a long-term capital gain or loss.  If the optionee has held those shares for not more than one year from the date of exercise, such gain or loss will be a short-term capital gain or loss.  Neither your acceptance nor your rejection of the Solicitation or Proposed Amendment should change this tax treatment if your Options are treated as NSOs.

The rules governing the tax treatment of stock options are complex.  You should consult with your personal financial, legal or tax advisor for information regarding your specific circumstances including any tax consequences other than U.S. federal income taxes.

X.Additional Information

With respect to this Solicitation, we have filed with the SEC a Tender Offer Statement on Schedule TO, as may be amended, of which this Solicitation is a part. This Solicitation does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO.  Before making a decision on whether or not to consent to the Proposed Amendment, we highly recommend that you review the Schedule TO, including its exhibits, and the following materials that we have filed with (other than information furnished under Item 2.02 or Item 7.01 of Form 8-K) the SEC:

•	our annual report on Form 10-K for the fiscal year ended December 31, 2017 filed with the SEC on March 12, 2018, as amended by Amendment No. 1 filed with the SEC on April 30, 2018;
•	our quarterly report on Form 10-Q for the quarter ended March 31, 2018 filed with the SEC on May 8, 2018;

•	our current reports on Form 8-K filed with the SEC on January 4, 2018, January 5, 2018, January 23, 2018, April 12, 2018, May 15, 2018 and July 5, 2018; and
•

the description of our common stock, which is registered under Section 12 of the Securities Exchange Act of 1934, as amended, in our registration Statement on Form 8-A, filed with the SEC on April 4, 2018, including any amendments filed for the purpose of updating such description.

We will furnish without charge to you, on written or oral request, a copy of any or all of the documents incorporated by reference in this Solicitation or the Schedule TO, including exhibits to these documents. You should direct any requests for documents to Helius Medical Technologies, Inc., 642 Newtown Yardley Road, Suite 100, Newtown, Pennsylvania 18940; telephone: (215) 944-6100.

We also maintain a corporate website at www.heliusmedical.com. We make available free of charge through our Internet website our annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, and any amendments to these reports, as soon as its reasonably practicable after we electronically file such material with, or furnish such material to the SEC. We are not including the information on our website as a part of, nor incorporating it by reference into this Solicitation or the Schedule TO. You may read and/or copy any materials we file at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for information on the Public Reference Room. Additionally, the SEC maintains a website that contains annual, quarterly, and current reports, proxy statements, and other information that issuers (including us) file electronically with the SEC. The SEC’s website address is http://www.sec.gov.

XI.Miscellaneous

We are not aware of any jurisdiction where the making of this Solicitation is not in compliance with applicable law. If we become aware of any jurisdiction where the making of this Solicitation is not in compliance with applicable law, we will make a good faith effort to comply with such law. If, after such good faith effort, we cannot comply with such law, this Solicitation will not be made to Option holders residing in such jurisdiction.

This Solicitation and our SEC reports referred to above include forward-looking statements. Words such as “believes,” “will,” “should,” “could,” “expects,” “anticipates,” “estimates,” “plans,” “objectives,” and other similar statements of expectation identify forward-looking statements. These forward-looking statements involve risks and uncertainties, including those described in our annual report on Form 10-K for the fiscal year ended December 31, 2017 and in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2018, that could cause actual results to differ materially from those expressed in the forward-looking statement. Given these risks and uncertainties, you should not place undue reliance on these forward-looking statements. While we believe our plans, intentions and expectations reflected in these forward-looking statements are reasonable, these plans, intentions or expectations may not be achieved.

WE ENCOURAGE YOU TO REVIEW THE RISK FACTORS CONTAINED IN OUR ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 2017 AND IN OUR QUARTERLY REPORT ON FORM 10-Q FOR THE QUARTER ENDED MARCH 31, 2018 BEFORE YOU DECIDE WHETHER TO PARTICIPATE IN THIS SOLICITATION.

WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER OR NOT YOU SHOULD CONSENT TO THE PROPOSED AMENDMENT.  YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR IN DOCUMENTS TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THIS SOLICITATION OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT OR IN THE RELATED CONSENT FORM. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU SHOULD NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

Helius Medical Technologies, Inc.

July 12, 2018

Exhibit A

CONSENT FORM

I, ________________________________, hereby (choose one):

☐	CONSENT to the Proposed Amendment with respect to my Options described in the table below.

☐	DO NOT CONSENT to the Proposed Amendment with respect to my Options described in the table below.

If you fail to check ONE of the boxes above, you will be deemed to have not consented to the Proposed Amendment.

Options*

Type of Award (ISO/NSO)	Shares Subject to Option	Grant Date	Applicable Exchange Rate (CAD:USD)	Current Exercise Price (CAD)	New Exercise Price (USD)

*

Note that, for each Option listed in the table below with a grant date on or prior to January 22, 2018 (the effective date of the 5-for-1 reverse stock split of our Class A Common Stock), the number of shares subject to the Option and the current exercise price of the Option have been appropriately adjusted to reflect the reverse stock split.

By my signature below, I acknowledge that I have received and carefully reviewed the Consent Solicitation Statement dated July 12, 2018 (the “Solicitation”) from the Company to those holding options to purchase Class A common stock of the Company under the Helius Medical Technologies, Inc. 2014 Stock Option Plan and 2016 Omnibus Incentive Plan.

The Solicitation describes certain amendments to the Stock Option Agreements.  Capitalized terms not otherwise defined in this Consent Form shall have the meaning set forth in the Solicitation.

If I elect “CONSENT” above, I am consenting, pursuant to the terms of the Solicitation, to have the Stock Option Agreements between the Company and myself, and all of the Options listed in the table above, modified by the Proposed Amendment.  Furthermore, I hereby agree that, unless I revoke my consent before 12:00 midnight, Eastern Time, on August 8, 2018, my consent will be irrevocable, and my Options listed in the table above will be modified by the Proposed Amendment effective at 12:00 p.m., Eastern Time, on August 8, 2018.

I further acknowledge and agree that neither the ability to participate in the Solicitation nor actual participation in the Solicitation shall be construed as a right to continued employment or consulting services with the Company.  I agree that the Company has made no representations or warranties to me regarding this Solicitation and that my participation in this Solicitation is at my own discretion.  I agree that the Company shall not be liable for any costs, taxes, loss or damage that I may incur through my election to participate in this Solicitation.

(Signature)

(Printed Name)

(Email Address)

Date: ____________________, 2018

Receipt Acknowledged:

Helius Medical Technologies, Inc.

By:

Date and time: